UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2016

PROPANC HEALTH GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53446	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 2, 555 Riversdale Road Camberwell, VIC, 3124 Australia
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 61 03 9882 0780

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On August 3, 2016, Propanc Health Group Corporation, a Delaware corporation (the “Company”), entered into a Letter Agreement (the “Letter Agreement”) with Delafield Investments Limited (the “Purchaser”) pursuant to which the Company and the Purchaser agreed to new terms with respect to that certain securities purchase agreement entered into by and between the Company and the Purchaser dated as of October 28, 2015, as amended by an addendum dated March 11, 2016 and a letter agreement dated July 1, 2016 (the “Purchase Agreement”) and the transactions contemplated thereby.   Pursuant to the Purchase Agreement, the Purchaser agreed to invest $4,000,000 in exchange for an Original Issue Senior Discount Senior Secured Debenture (the “Debenture”).

The key terms of the Purchase Agreement and related transactions were disclosed in the Company’s Current Report on Form 8-K filed on November 3, 2015, the key terms of the addendum, dated March 11, 2016, to the Purchase Agreement were disclosed in the Company’s Current Report on Form 8-K filed on March 11, 2016, and the key terms of the letter agreement, dated July 1, 2016, were disclosed in the Company’s Current Report on Form 8-K filed on July 5, 2016. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Under the Letter Agreement, the Purchaser agreed to extend the Maturity Date of the Debenture issued under the Purchase Agreement until February 28, 2017 and agreed that no additional interest will accrue under the Debenture from October 28, 2016 through the Maturity Date, provided that all accrued but unpaid interest prior to October 28, 2016 is due and payable pursuant to the terms of the Debenture. In consideration for extending the Maturity Date of the Debenture, the Company agreed to issue to the Purchaser (1) a five month Common Stock Purchase Warrant to purchase in five tranches, at exercise prices between $0.012 and $0.020 per share, up to 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Five Month Warrant”) and (2) a two year Common Stock Purchase Warrant to purchase up to 40,000,000 shares of Common Stock at an exercise price of $0.10 per share (together with the Five Month Warrant, the “Warrants”).

Pursuant to the Five Month Warrant, if the Volume Weighted Average Price of the Company’s Common Stock for five consecutive days equals or exceeds the exercise price of any tranche of Warrants, (each, as applicable, a “Callable Tranche”), and provided that the Company is in compliance with the Call Conditions as defined in the Letter Agreement, the Company has the right to call on the Purchaser to exercise any warrants under a Callable Tranche up to an aggregate exercise price of $350,000. The Five Month Warrant generally limits the Company to one such call within a twenty trading day period. However, if the Volume Weighted Average Price of the Company’s Common Stock for five consecutive trading days is at least 200% of the exercise price of any warrants under a Callable Tranche, the Company may make an additional call for the exercise of additional warrants under such Callable Tranche up to an aggregate exercise price of $600,000 prior to the passage of the twenty trading day period. If the Purchaser does not exercise the Warrants under a Callable Tranche when called by the Company under the terms of the Five Month Warrant, the Company may, at its option, cancel any or all outstanding warrants under the Five Month Warrant.

The exercise price and number of shares of the Company’s common stock issuable under the Warrants (the “Warrant Shares”) are subject to adjustments for stock dividends, splits, combinations and pro rata distributions. Any adjustment to the exercise price shall similarly cause the number of warrant shares to be adjusted so that the total value of the Warrants may increase.

The Purchaser is subject to a Beneficial Ownership Limitation under the Warrants such that the Company and the Purchaser shall not effect any exercise of a Warrant that would cause the Purchaser to beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise of the Warrant. The Purchaser, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise of the Warrant.

The foregoing descriptions of the Letter Agreement and the Warrants are qualified in their entirety by reference to the provisions of the Warrants and Letter Agreement filed as Exhibits 4.1, 4.2 and 10.1 to this Report, which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this Item. The issuance of the Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act. The Company made this determination based on the representations of the Purchaser that the Purchaser (1) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Warrants, (2) has access to information about the Company and its investment in the Warrants, (3) is able to bear the financial risk associated with the investment in the Warrants and (4) is acquiring the Warrants for its own account and not with a view to or for distribution.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
4.1	Five Month Common Stock Purchase Warrant, dated August 3, 2016, to Delafield Investments Limited
4.2	Common Stock Purchase Warrant, dated August 3, 2016, to Delafield Investments Limited
10.1	Letter Agreement, dated August 3, 2016, between Propanc Health Group Corporation and Delafield Investments Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2016

PROPANC HEALTH GROUP CORPORATION

By:	/s/ James Nathanielsz
James Nathanielsz
President and Chief Executive Officer

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